Exhibit 99.2

CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336 tel 407.650.1000 800.522.3863 fax 407.650.1013 www.cnlgrowthproperties.com

October 18, 2017
Investor Inquiries: P.O. Box 219001 Kansas City, Missouri 64121-9001 toll- free 866.650.0650

Fellow Shareholders:

We are pleased to report we have successfully liquidated the portfolio of CNL Growth Properties according to the plan approved by shareholders in August 2016. Although it was then estimated that this process could take as long as two years, we were able to achieve this goal much quicker and, more importantly, generate higher proceeds for shareholders than we had initially projected.

Final Distribution

As of December 31, 2016, our estimated net asset value was $5.01 per share. Due to our success in marketing and selling our remaining properties in 2017, you will actually receive a higher final sum of $5.35 per share. This is in addition to the $7.65 per share of cash distributions that we have previously paid to you between February 2015 and December 2016.

Including this final liquidating distribution, you will have now received a total of $13.00 per share. This per-share value also applies to additional shares received by shareholders as part of our quarterly stock distributions made between October 2010 and September 2014. The stock distributions increased an individual shareholder’s share count by 3.4 percent to 40 percent, depending upon when the investment was made. For example, shareholders who invested in CNL Growth Properties in December 2009 have received an additional 0.4 shares in the company for each share originally purchased. They will receive a total of $18.21 in distributions for each share purchased. Shareholders who invested in April 2014 have received an additional 0.034 shares for each share originally purchased and will receive a total of $13.45 in distributions for each share originally purchased.

What Happens Next?

During the week of October 23, 2017, shareholders will receive the $5.35 per share distribution referenced above, prorated for any fractional shares. Proceeds will be sent to your current distribution address on file. These proceeds represent the final liquidating distribution from CNL Growth Properties and the company will be dissolved. As a result, this is our final shareholder communication.

You will receive a Form 1099-DIV from us in January or February of 2018. Enclosed with this letter is “Liquidation and Your Tax Implications.” Your tax advisor can help you determine how this final distribution impacts your specific tax situation.

Should you have any questions about your account, please contact your financial advisor or CNL Client Services at 866-650-0650, option 3.

An Achievement of Real Value

During its life cycle, CNL Growth Properties created — from the ground up — 17 Class A multifamily communities across nine mid-Atlantic and Sun Belt states with eight leading development partners. Our

CNL Growth Properties is sponsored by CNL Financial Group, LLC (CNL), and is advised by an affiliate of CNL.

investment activities represented $623.6 million in aggregate development value and created 4,930 beautiful new apartment homes that have proven very popular among residents of every age category for their thoughtful design, on-site amenities and close proximity to employment, retail and recreational opportunities. The portfolio was sold in 17 individual transactions for a total of $868.3 million.

We are quite pleased with the performance and ultimate outcome of CNL Growth Properties. On behalf of our board of directors and entire management team, thank you for the privilege of managing and growing your investment, and for the confidence you placed in us as stewards of your capital.

Sincerely,

Stephen H. Mauldin

Chief Executive Officer & President

Encl.

cc: Financial advisors